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[Date]




Addressee

Dear__________:

         In connection with your duties and assistance in connection with Insignia Commercial Group,Inc's development program, Insignia/ESG, Inc. ("Insignia/ESG") has agreed to provide you with potential incentive compensation. This letter will serve as evidence of Insignia/ESG's agreement to provide you with certain potential incentive compensation in connection with your role in Insignia/ESG's development activities. This potential incentive compensation is in the form of a right to receive a payment (a "Net Profits Right") equal to a percentage of "Net Profits" as defined herein with respect to the development projects described on the attached Exhibit A (individually, a "Development Project" and collectively, "Development Projects").

           References to "Insignia/ESG" herein shall mean and refer to Insignia Commercial Investments, Inc. ("ICIG") and/or Insignia /ESG, Inc. and/or any parent, sister or wholly owned subsidiary entity except that your right to receive any payments hereunder shall run solely to and be solely the obligation of Insignia/ESG, Inc.

           With respect to any Development Project undertaken by Insignia/ESG in partnership with a third party, "Net Profits" shall mean the incremental amount of distributions allocated and actually paid to Insignia/ESG pursuant to the applicable partnership agreement, or operating agreement in the case of a limited liability company, over and above what would have been allocated to Insignia/ESG based on its pro-rata interest in the partnership or joint venture as determined by the amount of its investment, such incremental amount being commonly referred to as the "promote" or "promoted interest". With respect to any Development Project undertaken by Insignia/ESG on its own behalf without any partners, "Net Profits" shall mean the "Imputed Promote" as hereinafter defined. The Imputed Promote means the total amount actually received by Insignia/ESG with respect to a Development Project less the sum of a)100% of Insignia/ESG's original investment or capital contribution , any additional capital contributions, an imputed development cost of 1.75% of project costs and any costs reasonably allocated to such Development Project (the "Insignia Investment") plus an 10% return per annum thereon; and b) 75% of all additional amounts actually received by Insignia/ESG above the foregoing amounts (the "Insignia/ESG Minimum Return"). Notwithstanding anything to the contrary contained herein, Net Profits shall be reduced by any amounts paid to third parties , including but not limited to, payments to Avex or its affiliates in connection with the Development Projects known as One Telecom and Gateway One.
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            For the purposes of this Agreement, any entity in which Insignia/ESG participates in ownership of a Development Project with a non-affiliated third party shall be deemed to be a "partnership" and such non-affiliated third party shall be deemed to be a "partner" irrespective of whether such entity is a general or limited partnership, joint venture, limited liability company, or other form of entity.

            Amounts payable with respect to the Net Profits Right, if any, shall be payable at any time that Net Profits (whether derived from a sale, refinancing or other disposition of all or part of any interest in a building, project or in or in respect of the partnership or other entity that serves as the owner thereof, as the case may be) are actually received by Insignia/ESG and shall include any sums distributed from time to time from the proceeds of net operating income.

           In calculating Insignia/ESG's return and the Insignia/ESG Minimum Return, any amounts to which Insignia/ESG receives or may be entitled which are compensation for performing services including, but not limited to, acquisition services, advisory, consulting, property management, asset management, leasing, construction supervision or management, development or development supervision, financing or refinancing or disposition services, will be excluded as proceeds in connection with such calculation.

         The right to receive payments with respect to the Net Profits Right described herein are solely a right to receive payment, if and when payment is actually received by Insignia/ESG subject to all of the terms and conditions, including but not limited to potential forfeiture, set forth herein. Under no circumstances are you intended to be or will you be deemed to be a partner with Insignia/ESG or any other person or entity in or with respect to any partnerships or otherwise. Insignia/ESG has and shall have no duty to you not expressly set forth in this letter as a result of the Net Profits Right, fiduciary or otherwise, and may take whatever actions (except actions intended and undertaken for the sole purpose of the reduction or elimination of any payment otherwise due hereunder) it deems appropriate in its sole and absolute discretion including, but not limited to, reducing or forfeiting its entire interest in any or all of the Development Projects without any consideration to anyone, including, but not limited to, you.

         Insignia/ESG shall, upon request, provide you with such information as you may reasonably request to calculate and verify the determination of your right to receive any payments with respect to the Net Profits Right regarding any project and/or transaction, shall upon request provide you with a copy of each report in respect of each project as and when such report is prepared (and in any event no later than when such report is available to investors and other project participants), and shall also promptly deliver written notice to you of any sale, financing or other capital transaction in respect of any project subject to this agreement.

          In the event that Net Profits are actually received by Insignia/ESG prior to an applicable vesting date, you will be deemed to have been fully vested with respect to such Net Profits as of the date of receipt of such Net Profits. . Involuntary termination for "cause" shall immediately extinguish any rights with respect to any unvested portions of the Member Interest(s) and should Employee voluntarily terminate his employment with Insignia/ESG he shall, as a condition to continued vesting, be reasonably available to Insignia/ESG to consult with Insignia/ESG with respect to the Development Projects. As used herein, "cause" shall mean any element of action or inaction constituting cause under any applicable written agreement between you and Insignia/ESG in existence as of the date of such determination. The Net Profits Rights do not

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confer on you any legal right for continuation of employment nor shall it interfere with the right of Insignia/ESG to discharge you at any time.

         In the event of any Termination, your Net Profits Right and rights to payments, if any, which would have otherwise accrued subsequent to the termination of your employment in respect of any project and your Net Profits Right will depend on the status of the Development Project on the date of Termination If any of the "Vesting Events" described below has occurred on or before the date of Termination, you shall be entitled to receive the portion of your Net Profits Right equal to the "Vested Percentage of Net Profits" specified opposite each of such Vesting Event, as determined in accordance with the following vesting schedule:

                                                 VESTED PERCENTAGE OF
            VESTING EVENTS                        NET PROFITS RIGHTS
            --------------                       --------------------

      Closing of land acquisition                          20%

      Certificate of Occupancy                             70%

      2 Years from First Occupancy or Sale                100%


         Notwithstanding the foregoing vesting schedule, your Net Profits Rights shall vest at the greater of: i) the amount set forth in the foregoing vesting schedule; and ii) 1% for each percentage of net rentable area of the building that is leased, up to a maximum of 95%. In addition, the vesting events described in the foregoing vesting schedule are cumulative and therefore, for example, should a building be sold on or before a Termination, the entire Net Profits Right with respect to the building would be 100% vested, irrespective of whether any of the other described vesting events had occurred. In any event, if a Termination occurs after two years from the initial occupancy of the subject building, the entire Net Profits Right with respect to such building shall be 100% vested.

         This letter sets forth our entire agreement with respect to the matters addressed herein, shall be governed by the laws of the State of New York, and may not be modified, amended, or waived except with the express written agreement of both parties.

         Please acknowledge your understanding of and agreement to the terms set forth above by executing this agreement in the space indicated below and on Exhibit A hereto. This grant and any rights you are to receive hereunder shall be null and void unless you have executed a counterpart of both this agreement and Exhibit A and delivered the same to the undersigned.

                                           Yours truly,

                                           Insignia/ESG,Inc.



                                           By: _________________________

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         I understand the terms of the foregoing and agree that the Net Profits
Right shall be governed thereby.


_______________________________             Date:  _________________________




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                                   SCHEDULE I

ASSIGNEE
--------
Andrew L. Farkas
James A. Aston
Ronald Uretta
Frank M. Garrison